Exhibit A:

Ms. Montgomery also directly owns an employee stock option to purchase 18,750 shares of Class A common stock with (i) an exercise price of $69.123 per share and (ii) an expiration date of February 23, 2031. The 18,750 shares subject to this option are scheduled to vest on February 23, 2025.

Ms. Montgomery also directly owns an employee stock option to purchase 40,000 shares of Class A common stock with (i) an exercise price of $40.460 per share and (ii) an expiration date of February 17, 2032. Of the 40,000 shares subject to this option, 2,500 shares vested on February 17, 2023, 12,500 shares vested on February 17, 2024, 12,500 shares are scheduled to vest on February 17, 2025, and 12,500 shares are scheduled to vest on February 17, 2026.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 200 shares of Class A common stock. Of these 200 shares, 100 shares vest on November 15, 2024, and 100 shares are scheduled to vest on November 15, 2025.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 3,430 shares of Class A common stock. Of these 3,430 shares, 1,140 shares are scheduled to vest on June 5, 2025, 1,140 shares are scheduled to vest on June 5, 2026, and 1,150 shares are scheduled to vest on June 5, 2027.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 6,230 shares of Class A common stock. Of these 6,230 shares, 1,550 shares are scheduled to vest on March 21, 2025, 1,560 shares are scheduled to vest on March 21, 2026, 1,560 shares are scheduled to vest on March 21, 2027, and 1,560 shares are scheduled to vest on March 21, 2028.